Exhibit 10.6

EMPLOYMENT

AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of January 22, 2018 (the “Effective Date”) and is entered into by and between Dropcar, Inc. (the “Company”) and Paul Commons (the “Executive”).

WHEREAS, the Company desires to employ the Executive and Executive desires to be employed by the Company, in each case upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and intending to be legally bound, the Company and the Executive hereby agree as follows:

1.        Employment. The Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Company upon the terms and subject to the conditions contained in this Agreement for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Term”); provided, however, that commencing on the third anniversary of the Effective Date and on each anniversary of the Effective Date thereafter (each, an “Extension Date”), the Initial Term shall be automatically extended for an additional one (1) year period (each, a “Renewal Term”), unless Section 4 herein controls, or unless the Company or the Executive provides the other at least ninety (120) days’ prior written notice before the next Extension Date that Initial Term or Renewal Term, as applicable, shall not be extended. The period of time between the Effective Date and the termination of this Agreement shall be referred to herein as the “Employment Period”.

2.        Position and Duties; Transition. The Company shall employ the Executive during the Employment Period as its Chief Financial Officer. The Executive shall report to the Chief Executive Officer of the Company and the Board of Directors. During the Employment Period, the Executive shall perform faithfully and loyally and to the best of the Executive’s abilities the duties associated with Executive’s position and such other duties assigned to the Executive, from time-to-time, and shall devote the Executive’s full business time, attention and effort to the affairs of the Company and shall use the Executive’s best efforts to promote the interests of the Company.

3.        Compensation.

(a)        Base Salary. The Company shall pay to the Executive an initial base salary at the rate of $220,000 per annum, payable in accordance with the Company’s standard payroll policies (the “Base Salary”).

(b)        Quarterly Bonus. During the Employment Period, if the Company has timely filed and complied with all applicable financial filing requirements for an applicable calendar quarter (the “Filing Requirements”), Executive will be entitled to receive a quarterly bonus equal to $5,000 (the “Quarterly Bonus”), payable within forty-five (45) days following the closing date of the previous quarter unless the Company notifies the Executive within thirty (30) days following the closing date of the previous quarter that the Filing Requirements have not been satisfied (the “Determination Date”). Executive must be an active employee of the Company on the Determination Date in order to be eligible for and to be deemed as having earned that Quarterly Bonus.

(c)        Option Grant. The Board of Directors of the Company (the “Board”) shall recommend to the Board of Directors of WPCS International Incorporated (“Parent”), that Executive shall be granted an option (the “Option”) pursuant to an equity incentive plan adopted or to be adopted by the Parent (the “Plan”) for the purchase a number of Shares that is equivalent to 1% of the outstanding Shares (on a fully diluted basis, including warrants and unissued stock option shares) as of the date of grant (“Shares”), at an exercise price per Share equal to the fair market value of a Share on the date of grant determined in accordance with the Plan. Subject to Executive’s continued employment through each applicable vesting date, the Option shall vest and become exercisable in accordance with the following schedule: (i) one-third (1/3) of the Shares shall vest and become exercisable on the first anniversary of the Effective Date (the “Initial Vesting Date”); (ii) two-thirds (2/3) of the Shares shall vest and become exercisable over the next two (2) years in equal installments on a quarterly basis beginning on the last day of the next calendar quarter after the Initial Vesting Date, subject in each case to Executive’s continued employment; and (iii) to the extent unvested, one-hundred percent (100%) of the Option shall vest upon a Change of Control of the Company. The Option shall be subject to and be governed by the terms of the Plan and an option award agreement to be provided by the Parent. As used herein, “Change of Control” means a change in the effective control of the Company, or a change in the “ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

(d)        Tech Setup. The Company shall pay to Executive the amount of $2,500, less applicable withholdings, payable within thirty (30) days of the Effective Date, such amount intended to purchase technology to be used by Executive in the satisfaction of his duties hereunder.

(e)        Indemnification; D&O Insurance. Executive shall be indemnified or advanced expenses, as the case may be, by the Company in accordance with the Company’s bylaws. The Company agrees that it shall purchase and maintain in effect during the Employment Period and for a ten (10) year period following the end of the Employment Period, a directors’ and officers’ liability insurance policy that provides full coverage for all acts that occur during the Employment Period.

(f)        Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred in the conduct of Executive’s duties hereunder in accordance with the generally applicable expense reimbursement policies of the Company.

(g)        Other Benefits. During the Employment Period, the Executive shall be eligible to participate in the Company’s vacation and employee benefit plans, including, without limitation, the Company’s medical, dental, and disability plans, generally available to employees of the Company, subject to the terms and conditions of such plans. Nothing in this Agreement shall preclude the Company from amending or terminating any benefit plan or practice pursuant to applicable law.

4.        Termination.

(a)        In General. On the date the Executive’s employment with the Company terminates for any reason (the “Termination Date”), the Executive shall be entitled to: (i) the payment of any amount of unpaid Base Salary through and including the date of Executive’s termination; (ii) payment of any unused vacation, accrued through the Termination Date; (iii) reimbursement of any previously unreimbursed travel and business expenses incurred through the Termination Date; (iv) continuation of any group health benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar applicable state law at Executive’s or his dependents expense; (v) any accrued Quarterly Bonus, (vi) the vested Options, and (vii) any vested rights that Executive may have with respect to any benefits plans of the Company (the payments and benefits described in Sections 3(b), 3(c), and 4(a)(i) through (v), collectively, the “Accrued Benefits”). Except as set forth in the preceding sentence and in Sections 3(e) and 4(b) herein, the Company shall not have any further contractual obligation hereunder to Executive following the Termination Date.

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(b)        Separation Payments. If Executive’s employment is terminated by the Company without Cause (excluding as a result of the Executive’s death or Disability) or by Executive for Good Reason at any time after 90 days following the Effective Date, then the Company shall, subject to Section 6, for the nine (9) month period following the Termination Date (the “Separation Period”) continue to pay to Executive one-twelfth (1/12) of the annual Base Salary each month and the Quarterly Bonus, without regard to any Filing Requirement for each quarter close occurring during the Separation Period (such payments, the “Separation Payments”), at the rate in effect at the time of termination, payable in accordance with the Company’s normal payroll practices. The payment to the Executive of the Separation Payments shall be contingent upon the execution by the Executive of a full release of claims (the “Release”) (exclusive of claims for indemnification under Section 3(e) or vested benefits under Company benefit plans), in a form reasonably acceptable to the Company, and such Release becoming effective prior to the ninetieth (90th) day following the Termination Date. Subject to Section 6, the Separation Payments will commence to be paid on the ninetieth (90th) day following the Termination Date.

(c)        Cause. For purposes of this Agreement, “Cause” means any of the following: (i) Executive’s engaging in any material acts of fraud, theft, or embezzlement in connection with the performance of his duties hereunder, as determined by the Board after reasonably detailed notice from the Board to Executive; (ii) Executive’s conviction for any felony or other crime of moral turpitude, including any plea of guilty or nolo contendere; (iii) Executive’s providing services, in any capacity, to a business that is in direct competition with the Company; (iv) willful failure to perform (other than by reason of Disability) the Executive’s material duties and responsibilities consistent with the Executive’s title; (v) willful engagement in substantial misconduct that is or would reasonably be expected to be materially injurious to the Company or any of its affiliates; (vi) breach by the Executive of the Restrictive Covenant Agreement; or (vii) material breach by the Executive of this Agreement.

(d)        Good Reason. For purposes of this Agreement, “Good Reason” means, without Executive’s written consent: (i) a reduction in Executive’s Base Salary; (ii) a material diminution in Executive’s title, duties, authorities, or responsibilities, provided, that there shall be no Good Reason if Executive is given an on-going position of materially similar overall scope and responsibility at the Company or its successor or the parent of either thereof following a corporate transaction; (iii) a change of work location that requires commuting greater than two hours one-way, on average, from home by personal or public transportation; or (iv) the Company’s breach of a material provision of this Agreement, which remains uncured thirty (30) days after reasonably detailed notice from Executive to the Board of Directors of the Company (the “Board”). Executive must give the Board notice no later than the sixtieth (60th) day following the Executive’s first knowledge of the occurrence of the condition constituting “Good Reason.”.

(e)        Disability. For purposes of this Agreement, “Disability” means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of one-hundred and eighty (180) days during any 12 month period.

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5.        Federal and State Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive’s Form W-4 on file with the Company, and all applicable federal employment taxes.

6.        Section 409A Compliance. This Agreement and any payments or benefits provided hereunder shall be interpreted, operated and administered in a manner intended to avoid the imposition of additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Further, the Company and Executive hereto acknowledge and agree that the form and timing of the payments and benefits to be provided pursuant to this Agreement are intended to be exempt from, or to comply with, one or more exceptions to the requirements of Section 409A of the Code. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment for purposes of this Agreement and no payments shall be due to Executive under this Agreement that are payable upon Executive’s termination of employment until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. To the extent that any Separation Payments are subject to Section 409A, and the Review Period begins in one tax year and ends in a later tax year, such Separation Payments will commence to be paid in the later tax year. In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Section 409A. Within thirty (30) days following expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 6 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. With respect to expenses eligible for reimbursement under the terms of this Agreement: (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year; and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.

In addition, notwithstanding any provision of this Agreement to the contrary, the Company and its affiliates, subsidiaries, successors, and each of its officers, directors, employees and representatives, neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any payment or benefits contemplated by this Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.

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7.        Clawback Policy. Any amounts paid pursuant to this Agreement shall be subject to recoupment in accordance with any clawback policy that the Company has adopted or is required in the future to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. Notwithstanding the previous sentence, none of the payments or benefits provided to Executive under this Agreement shall be subject to offset and Executive shall have no duty or obligation to mitigate the amounts of any payments or benefits due to him under this Agreement.

8.        Restrictive Covenant Agreement. As a condition of Executive’s employment with the Company, Executive is required to execute a proprietary information, inventions and non-solicitation agreement between Executive and the Company (the “Restrictive Covenant Agreement”) in a form to be provided by the Company.

9.        Survival. Sections 3(e), and 4 through 15 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

10.        Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given if addressed as provided below (or at such other address as the addressee shall have specified by notice given under this section) and if either (a) actually delivered in fully legible form, to such address, (b) in the case of any nationally recognized overnight express mail service, signature required, one day shall have elapsed after the same shall have been deposited with such service or (c) if by email, on the day on which such email was sent.

If to the Company, to the Company’s CEO at its principal place of business.

If to the Executive, to the home address and personal email last on file with the Company.

11.        Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.        Entire Agreement. This Agreement and the Restrictive Covenant Agreement constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof including, but not limited to any other understandings, agreements or representations between Executive and the Company or any subsidiary or affiliate of the Company.

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13.        Successors and Assigns. This Agreement is binding upon and shall be enforceable by the Executive and the Executive’s heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

14.        Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to principles of conflict of laws.

15.        Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

16.        Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

17.        Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

18.       Representations and Warranties. Company represents and warrants to Executive as of the Effective Date that it has duly authorized, or delegated to, the below individual the power and authority to negotiate and execute this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DROPCAR, INC.

By:	/s/ Michael Spencer Richardson
Name:	Michael Spencer Richardson
Title:	CEO

EXECUTIVE

/s/ Paul Commons
Paul Commons

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